As filed with the U.S. Securities and Exchange Commission on September 17, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WHEELS UP EXPERIENCE INC.

(Exact name of registrant as specified in its charter)

Delaware	98-1557048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 West 26th Street, Suite 900, New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

Wheels Up Experience Inc. 2021 Long-Term Incentive Plan

(Full title of the plan(s))

Laura Heltebran, Esq.

Chief Legal Officer

601 West 26th Street, Suite 900

New York, New York 10001

(Name and address of agent for service)

(212) 257-5252

(Telephone number, including area code, of agent for service)

Copies to:

Christopher Peterson, Esq.

Thomas Yadlon, Esq.

John Geelan, Esq.

Arnold & Porter

250 West 55th Street

New York, New York 10019

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

Calculation of Registration Fee
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.0001 par value per share	27,346,829 (2)	$7.64 (3)	$208,929,773.56 (3)	$22,794.24 (3)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Class A Common Stock of the registrant, par value $0.0001 per share (the “Common Stock”) which, as a result of share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration, are issued in accordance with the provisions of the Wheels Up Experience Inc. 2021 Long-Term Incentive Plan (the “Plan”).

(2)	This Registration Statement covers up to 27,346,829 shares of Common Stock issuable under awards granted or which may be granted by the registrant under the Plan.

(3)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act based on the average of the high and low price per share of the Common Stock on September 13, 2021, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Wheels Up Experience Inc., a Delaware corporation (the “Company”), relating to 27,346,829 shares of Common Stock, issuable under awards granted or which may be granted by the Company under the Plan.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Company has previously filed with the SEC, are hereby incorporated by reference into this Registration Statement (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC, including Item 2.02 or Item 7.01of any Current Report on Form 8-K):

1.	The Company’s prospectus dated August 24, 2021, filed pursuant to Rule 424(b)(3) of the Securities Act relating to the Registration Statement on Form S-1, as amended (Registration No. 333-258418), which contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

2.	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 19, 2021;

3.	the Company’s Current Reports on Forms 8-K and 8-K/A filed with the SEC on July 19, 2021 and August 16, 2021; and

4.	the description of the Company’s Common Stock contained in the Registration Statement on Form 8-A (File No. 001-39541), filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on September 21, 2020, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Company. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s certificate of incorporation and bylaws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Company entered, and expects to continue to enter into, indemnification agreements with its directors and executive officers. Each indemnification agreement provides for indemnification and advancement by the Company of certain expenses and costs, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, to the fullest extent permitted by the laws of the state of Delaware.

The Company maintains standard policies of insurance that provide coverage to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and with respect to indemnification payments that the Company may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation of Wheels Up Experience Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 19, 2021).

4.2	By-Laws of Wheels Up Experience Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on July 19, 2021).

4.3	Specimen Class A Common Stock Certificate of Wheels Up Experience Inc. (incorporated by reference to Exhibit 4.5 to Aspirational Consumer Lifestyle Corp.’s Registration Statement on Form S-4/A (Registration No. 333-254304), filed with the SEC on May 6, 2021).

5.1	Opinion of Arnold & Porter Kaye Scholer LLP.

23.1	Consent of Marcum LLP.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Grant Thornton LLP.

23.4	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page hereto).

99.1	Wheels Up Experience Inc. 2021 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K, filed with the SEC on July 19, 2021).

Item 9. Undertakings.

a.	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 17, 2021.

By:	/s/ Kenneth Dichter
Name:	Kenneth Dichter
Title:	Chief Executive Officer, Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kenneth Dichter and Eric Jacobs, acting alone or together with another attorney-in-fact, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

/s/ Kenneth Dichter	Chief Executive Officer, Chairman of the Board	September 17, 2021
Kenneth Dichter	(Principal Executive Officer)

/s/ Eric Jacobs	Chief Financial Officer	September 17, 2021
Eric Jacobs	(Principal Financial Officer and Principal Accounting Officer)

/s/ David Adelman	Director	September 17, 2021
David Adelman

/s/ Timothy Armstrong	Director	September 17, 2021
Timothy Armstrong

/s/ Chih Cheung	Director	September 17, 2021
Chih Cheung

/s/ Marc Farrell	Director	September 17, 2021
Marc Farrell

/s/ Michael Mullen	Director	September 17, 2021
Michael Mullen

/s/ Eric Phillips	Director	September 17, 2021
Eric Phillips

/s/ Brian Radecki	Director	September 17, 2021
Brian Radecki

/s/ Susan Schulman	Director	September 17, 2021
Susan Schulman

/s/ Erik Snell	Director	September 17, 2021
Erik Snell

/s/ Ravi Thakran	Director	September 17, 2021
Ravi Thakran